Exhibit 99.1
1 Fountain Square
Chattanooga, TN 37402
www.unum.com

FOR IMMEDIATE RELEASE

news	Contacts
	INVESTORS	Tom White	423 294 8996

	MEDIA	Mary Fortune	423 294 6368

Unum Group Reports Second Quarter 2019 Results

CHATTANOOGA, Tenn. (July 30, 2019) - Unum Group (NYSE: UNM) today reported net income of $281.2 million ($1.33 per diluted common share) for the second quarter of 2019, compared to net income of $285.5 million ($1.29 per diluted common share) for the second quarter of 2018.
Included in net income are net after-tax realized investment gains and losses on the Company’s investment portfolio. Excluding net after-tax realized investment gains and losses, after-tax adjusted operating income was $286.9 million ($1.36 per diluted common share) in the second quarter of 2019, compared to $287.6 million ($1.30 per diluted common share) in the second quarter of 2018.
“We are very pleased with our financial results for the second quarter and the strong premium growth we are generating in our core business segments,” said Richard P. McKenney, president and chief executive officer.  “We are continuing to make strong progress as we execute on our strategic priorities and deliver on our purpose to provide essential financial protection to millions of workers and families.”

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

RESULTS BY SEGMENT
We measure and analyze our segment performance on the basis of "adjusted operating income" or "adjusted operating loss", which differ from income before income tax as presented in our consolidated statements of income due to the exclusion of net realized investment gains and losses. These performance measures are in accordance with GAAP guidance for segment reporting, but they should not be viewed as a substitute for income before income tax or net income.
Unum US Segment
Unum US reported adjusted operating income of $254.3 million in the second quarter of 2019, an increase of 1.3 percent from $251.1 million in the second quarter of 2018. Premium income for the segment increased 6.2 percent to $1,504.5 million in the second quarter of 2019, compared to premium income of $1,416.3 million in the second quarter of 2018. Net investment income for the segment declined 6.3 percent to $184.1 million in the second quarter of 2019, compared to $196.5 million in the second quarter of 2018.
Within the Unum US operating segment, the group disability line of business reported a 2.5 percent increase in adjusted operating income to $83.6 million in the second quarter of 2019, compared to $81.6 million in the second quarter of 2018. Premium income in group disability increased 6.0 percent to $644.8 million in the second quarter of 2019, compared to $608.4 million in the second quarter of 2018, with prior period sales growth in both product lines and improved persistency in the group short-term disability product line. Net investment income declined by 9.2 percent to $98.9 million in the second quarter of 2019, compared to $108.9 million in the second quarter of 2018, due to a decline in yield on invested assets, lower miscellaneous investment income, and a decrease in the level of invested assets. The benefit ratio for the second quarter of 2019 was 74.7 percent, compared to 76.2 percent in the second quarter of 2018, due primarily to favorable claim recovery experience in the group long-term disability product line, partially offset by higher paid claim volumes in the group short-term disability product line. Group long-term disability sales were $48.7 million in the second quarter of 2019, an increase of 18.8 percent from $41.0 million in the second quarter of 2018. Group short-term disability sales were $36.6 million in the second quarter of 2019, an increase of 55.1 percent from $23.6 million in the second quarter of 2018. Persistency in the group long-term disability line of business was 90.5 percent for the first half of 2019, compared to 90.6 percent for the first half of 2018. Persistency in the group short-term disability line of business was 90.3 percent for the first half of 2019, compared to 87.7 percent for the first half of 2018.
The group life and accidental death and dismemberment line of business reported adjusted operating income of $62.7 million in the second quarter of 2019, a decrease of 6.7 percent from $67.2 million in the second quarter of 2018. Premium income for this line of business increased 7.4 percent to $461.7 million in the second quarter of 2019, compared to $429.7 million in the second quarter of 2018, primarily due to prior period sales growth and favorable persistency. Net investment income declined 0.7 percent to $27.0 million in the second quarter of 2019, compared to $27.2 million in the second quarter of 2018, primarily due to a decline in yield on invested assets and lower miscellaneous investment income, partially offset by an increase in the level

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	2

of invested assets. The benefit ratio in the second quarter of 2019 was 72.9 percent, compared to 70.3 percent in the second quarter of 2018, driven primarily by a higher average claim size. Sales of group life and accidental death and dismemberment products declined 1.3 percent in the second quarter of 2019 to $53.8 million, compared to $54.5 million in the second quarter of 2018. Persistency in the group life line of business was 91.2 percent for the first half of 2019, compared to 90.9 percent for the first half of 2018. Persistency in the accidental death and dismemberment line of business was 90.1 percent for the first half of 2019, compared to 89.2 percent for the first half of 2018.
The supplemental and voluntary line of business reported an increase of 5.6 percent in adjusted operating income to $108.0 million in the second quarter of 2019, compared to $102.3 million in the second quarter of 2018. Premium income for supplemental and voluntary increased 5.2 percent to $398.0 million in the second quarter of 2019, compared to $378.2 million in the second quarter of 2018. This increase was primarily driven by higher sales in the voluntary benefits and dental and vision product lines. Net investment income decreased 3.6 percent to $58.2 million in the second quarter of 2019, compared to $60.4 million in the second quarter of 2018, due to a decline in yield on invested assets and lower miscellaneous investment income, partially offset by growth in the level of invested assets. The benefit ratio for the individual disability product line was 53.5 percent for the second quarter of 2019, compared to 50.0 percent for the second quarter of 2018, due primarily to unfavorable claims activity and less favorable mortality experience. The benefit ratio for voluntary benefits was 42.5 percent in the second quarter of 2019, compared to 43.3 percent for the second quarter of 2018, with favorable claims experience in our disability and hospital indemnity products. The benefit ratio for dental and vision was 71.6 percent for the second quarter of 2019, compared to 69.4 percent for the second quarter of 2018, due to a higher average claims size. Relative to the second quarter of 2018, sales in the individual disability line of business declined 23.8 percent in the second quarter of 2019 to $14.4 million. Sales in the voluntary benefits line of business increased 12.7 percent in the second quarter of 2019 to $54.0 million. Sales in the dental and vision product line totaled $14.2 million for the second quarter of 2019, an increase of 20.3 percent compared to the second quarter of 2018. Persistency in the individual disability product line was 90.3 percent for the first half of 2019, compared to 90.5 percent for the first half of 2018. Persistency in the voluntary benefits product line was 72.7 percent for the first half of 2019, compared to 76.4 percent for the first half of 2018. Persistency in the dental and vision product line was 84.7 percent for the first half of 2019, compared to 85.2 percent for the first half of 2018.
Unum International
The Unum International segment reported adjusted operating income of $30.7 million in the second quarter of 2019, an increase of 11.2 percent from $27.6 million in the second quarter of 2018.
Premium income increased 14.2 percent to 158.6 million in the second quarter of 2019, compared to $138.9 million in the second quarter of 2018. Net investment income was $44.8 million in the second quarter of 2019, compared to $32.1 million in the second quarter of 2018.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	3

Sales increased by 4.9 percent to $29.7 million in the second quarter of 2019, compared to $28.3 million in the second quarter of 2018.
The Unum UK line of business reported adjusted operating income, in local currency, of £22.7 million in the second quarter of 2019, an increase of 11.3 percent from £20.4 million in the second quarter of 2018. Premium income was £109.6 million in the second quarter of 2019, an increase of 7.3 percent from £102.1 million in the second quarter of 2018, driven by higher overall persistency, sales growth, and the impact of premium rate increases in the group long-term disability product line. Net investment income was £33.5 million in the second quarter of 2019, an increase of 42.6 percent from £23.5 million in the second quarter of 2018, due to higher miscellaneous investment income, resulting from a higher than normal level of bond calls, and a higher level of invested assets, partially offset by a lower yield on fixed-rate bonds. Investment income also increased from inflation index-linked bonds, which we invest in to support the claim reserves associated with certain of our group policies that provide for inflation-linked increases in benefits. The benefit ratio in the second quarter of 2019 was 85.6 percent, compared to 76.7 percent in the second quarter of 2018, due to unfavorable mortality experience and a reduction in the claim reserve discount rate to recognize the impact on future portfolio yields from the higher than normal level of bond calls. Sales increased by 0.5 percent to £20.7 million in the second quarter of 2019 compared to £20.6 million in the second quarter of 2018. Persistency in the group long-term disability line of business was 89.5 percent in the first half of 2019, compared to 86.9 percent in the first half of 2018. Persistency in the group life line of business was 88.4 percent in the first half of 2019, compared to 84.1 percent in the first half of 2018. Persistency in the supplemental line of business was 92.2 percent in the first half of 2019, compared to 92.3 percent in the first half of 2018.
Colonial Life Segment
Colonial Life reported a 0.2 percent decrease in adjusted operating income to $84.4 million in the second quarter of 2019, compared to $84.6 million in the second quarter of 2018. Premium income for the second quarter of 2019 increased 6.4 percent to $420.9 million, compared to $395.4 million in the second quarter of 2018, primarily driven by growth in the in-force block resulting from prior period sales growth, which includes the expansion of our dental and vision products, partially offset by a lower level of persistency. Net investment income totaled $37.2 million the second quarter of 2019, compared to $40.2 million in the second quarter of 2018, primarily driven by lower miscellaneous investment income and a lower yield on invested assets, partially offset by an increase in the level of invested assets. The benefit ratio in the second quarter of 2019 was 51.4 percent, compared to 51.0 percent in the second quarter of 2018, due primarily to higher claims incidence in our cancer and critical illness line of business, partially offset by lower claims incidence in our life line of business.
Sales decreased 4.2 percent to $126.9 million in the second quarter of 2019 from $132.4 million in the second quarter of 2018. Persistency in Colonial Life was 77.1 percent for the first half of 2019, compared to 78.1 percent for the first half of 2018.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	4

Closed Block Segment
The Closed Block segment reported adjusted operating income of $33.7 million in the second quarter of 2019, compared to $29.6 million in the second quarter of 2018.
Premium income for this segment declined 4.2 percent in the second quarter of 2019 compared to the second quarter of 2018, primarily due to policy terminations and maturities, partially offset by premium rate increases on certain in-force business in our long-term care line of business. Net investment income increased 2.6 percent to $354.5 million in the second quarter of 2019, compared to $345.6 million in the second quarter of 2018, primarily driven by an increase in the level of invested assets, partially offset by lower miscellaneous investment income. The interest adjusted loss ratio for the individual disability line of business was 81.3 percent in the second quarter of 2019, compared to 82.9 percent in the second quarter of 2018, due to a reduction in the claim reserve discount rate to recognize the impact on future portfolio yields resulting from an increased level of miscellaneous investment income in the second quarter of 2018, partially offset by higher claims incidence in the second quarter of 2019. The interest adjusted loss ratio for the long-term care line of business was 87.4 percent in the second quarter of 2019 and was not comparable to the interest adjusted loss ratio of 96.9 percent in the second quarter of 2018 due to the update in our assumptions during the third quarter of 2018, but was consistent with our expectations. The interest adjusted loss ratio for the period subsequent to the update in our assumptions was 86.7 percent.
Corporate Segment
The Corporate segment reported an adjusted operating loss of $43.8 million for the second quarter of 2019, compared to an adjusted operating loss of $35.5 million for the second quarter of 2018.
OTHER INFORMATION
Shares Outstanding
The Company’s weighted average number of shares outstanding, assuming dilution, was 211.1 million for the second quarter of 2019, compared to 221.1 million for the second quarter of 2018. Shares outstanding totaled 209.6 million at June 30, 2019. During the second quarter of 2019, the Company repurchased approximately 2.9 million shares at a cost of approximately $100 million.
Capital Management
At June 30, 2019, the weighted average risk-based capital ratio for the Company’s traditional U.S. insurance companies was approximately 365 percent, and cash and marketable securities in the holding companies equaled $977 million.
Book Value
Book value per common share as of June 30, 2019 was $45.11, compared to $43.20 at June 30, 2018.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	5

Outlook
The Company continues to expect after-tax adjusted operating income growth per share for full-year 2019 to be within the range of 4 percent to 7 percent.
NON-GAAP FINANCIAL MEASURES
We analyze our performance using non-GAAP financial measures.  A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  The non-GAAP financial measure of "after-tax adjusted operating income" differs from net income as presented in our consolidated operating results and income statements prepared in accordance with GAAP due to the exclusion of net realized investment gains and losses as specified in the reconciliations in the Financial Highlights section below.  We believe after-tax adjusted operating income is a better performance measure and better indicator of the profitability and underlying trends in our business.
Realized investment gains or losses depend on market conditions and do not necessarily relate to decisions regarding the underlying business of our segments.  Our investment focus is on investment income to support our insurance liabilities as opposed to the generation of realized investment gains or losses.  Although we may experience realized investment gains or losses which will affect future earnings levels, a long-term focus is necessary to maintain profitability over the life of the business since our underlying business is long-term in nature, and we need to earn the interest rates assumed in calculating our liabilities.
We may at other times exclude certain other items from our discussion of financial ratios and metrics in order to enhance the understanding and comparability of our operational performance and the underlying fundamentals. We exclude these items as we believe them to be infrequent or unusual in nature, but this exclusion is not an indication that similar items may not recur and does not replace net income or net loss as a measure of our overall profitability.
Information reconciling the Company’s outlook on after-tax adjusted operating income growth per share to the comparable GAAP financial measure is not provided. The only amounts excluded from after-tax adjusted operating income are those described in the preceding paragraphs. The Company is unable to predict with reasonable certainty realized investment gains and losses, which are affected by overall market conditions and also by factors such as an economic or political change in the country of the issuer, a regulatory change pertaining to the issuer’s industry, a significant improvement or deterioration in the cash flows of the issuer, unforeseen accounting irregularities or fraud committed by an issuer, movement in credit spreads, ratings upgrades or downgrades, a change in the issuer’s marketplace or business prospects, or any other event that significantly affects the issuers of the fixed maturity securities which the Company holds in its investment portfolio.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	6

CONFERENCE CALL INFORMATION
Members of Unum Group senior management will host a conference call on Wednesday, July 31, at 9:00 a.m. (Eastern Time) to discuss the results of operations for the second quarter. Topics may include forward-looking information, such as the Company’s outlook on future results, trends in operations, and other material information.
The dial-in number for the conference call is (888) 394-8218 for U.S. and Canada (pass code 8531320). For international, the dial-in number is (323) 794-2590 (pass code 8531320). A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call. The Company will maintain a replay of the webcast on its website. A replay of the call will also be available through August 7 by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International) - pass code 8531320.
In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the second quarter of 2019 is available on the “Investors” section of the Company’s website.
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ABOUT UNUM GROUP
Unum (www.unum.com) is one of the leading providers of employee benefits products and services and the largest provider of disability insurance products in the United States and the United Kingdom.
SAFE HARBOR STATEMENT
Certain information in this news release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about anticipated growth in after-tax adjusted operating income per share, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) sustained periods of low interest rates; (2) fluctuation in insurance reserve liabilities and claim payments due to changes in claim incidence, recovery rates, mortality and morbidity rates, and policy benefit offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of our claims operational processes, and changes in governmental programs; (3) unfavorable economic or business conditions, both domestic and foreign, that may result in decreases in sales, premiums, or persistency, as well as unfavorable claims activity; (4) changes in or interpretations of laws and regulations, including tax laws and regulations; (5) a cyber attack or other security breach could result in the unauthorized acquisition of confidential data; (6) the failure of our business recovery and incident management processes to resume our business operations in the event of a natural catastrophe, cyber attack, or other event; (7) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	7

lack of appropriate investments in the market which can be acquired to match our liabilities; (8) increased competition from other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (9) changes in our financial strength and credit ratings; (10) our ability to execute on our technology systems upgrades or replacements; (11) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (12) actual experience in the broad array of our products that deviates from our assumptions used in pricing, underwriting, and reserving; (13) changes in accounting standards, practices, or policies; (14) effectiveness of our risk management program; (15) contingencies and the level and results of litigation; (16) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; (17) ineffectiveness of our derivatives hedging programs due to changes in the economic environment, counterparty risk, ratings downgrades, capital market volatility, changes in interest rates, and/or regulation; (18) fluctuation in foreign currency exchange rates; (19) ability to generate sufficient internal liquidity and/or obtain external financing; (20) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets; and (21) terrorism, both within the U.S. and abroad, ongoing military actions, and heightened security measures in response to these types of threats.
For further discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part 1, Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2018 and our subsequently filed quarterly reports on Form 10-Q. The forward-looking statements in this news release are being made as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	8

Unum Group
FINANCIAL HIGHLIGHTS
(Unaudited)

($ in millions, except share data)
	Three Months Ended June 30		Six Months Ended June 30
	2019	2018	2019	2018
Revenue
Premium Income	$2,343.1	$2,221.0	$4,681.8	$4,471.0
Net Investment Income	624.9	623.6	1,219.6	1,225.9
Net Realized Investment Loss	(7.3)	(2.6)	(6.2)	(4.8)
Other Income	56.0	48.3	109.1	97.8
Total Revenue	3,016.7	2,890.3	6,004.3	5,789.9

Benefits and Expenses
Benefits and Change in Reserves for Future Benefits	1,902.6	1,804.1	3,743.4	3,612.0
Commissions	284.4	273.5	574.5	555.8
Interest and Debt Expense	42.6	42.4	84.7	82.6
Deferral of Acquisition Costs	(170.3)	(165.7)	(344.0)	(335.0)
Amortization of Deferred Acquisition Costs	151.6	140.2	322.2	291.7
Other Expenses	453.8	441.0	918.2	886.9
Total Benefits and Expenses	2,664.7	2,535.5	5,299.0	5,094.0

Income Before Income Tax	352.0	354.8	705.3	695.9
Income Tax	70.8	69.3	143.2	136.9

Net Income	$281.2	$285.5	$562.1	$559.0

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$1.33	$1.29	$2.64	$2.53
Assuming Dilution	$1.33	$1.29	$2.64	$2.52

Weighted Average Common Shares - Basic (000s)	211,068.7	220,776.7	212,672.8	221,335.7
Weighted Average Common Shares - Assuming Dilution (000s)	211,112.6	221,062.7	212,761.1	221,820.2
Outstanding Shares - (000s)			209,575.2	218,681.9

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	9

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended June 30
	2019		2018
	(in millions)	per share *	(in millions)	per share *
Net Income	$281.2	$1.33	$285.5	$1.29
Excluding:
Net Realized Investment Loss (net of tax benefit of $1.6; $0.5)	(5.7)	(0.03)	(2.1)	(0.01)
After-tax Adjusted Operating Income	$286.9	$1.36	$287.6	$1.30

* Assuming Dilution

	June 30
	2019		2018
	(in millions)	per share	(in millions)	per share
Total Stockholders' Equity (Book Value)	$9,453.1	$45.11	$9,446.4	$43.20
Excluding:
Net Unrealized Gain on Securities	286.9	1.37	224.5	1.03
Net Gain on Hedges	218.0	1.04	266.8	1.22
Subtotal	8,948.2	42.70	8,955.1	40.95
Excluding:
Foreign Currency Translation Adjustment	(307.6)	(1.46)	(268.8)	(1.23)
Subtotal	9,255.8	44.16	9,223.9	42.18
Excluding:
Unrecognized Pension and Postretirement Benefit Costs	(439.8)	(2.10)	(498.7)	(2.28)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Loss	$9,695.6	$46.26	$9,722.6	$44.46

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	10